CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders of
Oppenheimer Rochester Arizona Municipal Fund

We consent to the use in this Registration Statement of Oppenheimer Rochester Arizona Municipal Fund of our report dated May 19, 2010, included in the Statement of Additional Information, which is part of such Registration Statement, and to the references to our firm under the headings “Financial Highlights” appearing in the Prospectus, which is also part of such Registration Statement and “Independent Registered Public Accounting Firm” appearing in the Statement of Additional Information.

                         /s/ KPMG LLP
                         KPMG LLP

Denver, Colorado
July 28, 2010